Exhibit 99.1

Media
& Analysts:	Sean Blakley
(713) 627-4963

Date:	May 6, 2009

Spectra Energy Partners Reports 2009 First Quarter Results

•	Reported net income of $28.5 million; earnings per limited partner unit of 39 cents

•	Cash available for distribution of $45.4 million, 24 percent increase over prior first quarter

•	Increased cash distribution to 37 cents per limited partner unit

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported first quarter 2009 net income of $28.5 million, compared with $24.1 million for the first quarter of 2008. The 18 percent increase resulted primarily from strong demand for transmission and storage services and earnings growth from expansion projects. Earnings per limited partner unit for the quarter were $0.39.

Spectra Energy Partners reported cash available for distribution (CAD) of $45.4 million for the quarter, a 24 percent increase compared to first quarter 2008 CAD of $36.7 million.

“Clearly, the year is off to a great start,” said Greg Rizzo, president and chief executive officer of Spectra Energy Partners. “Results for the quarter reflect the successful execution of our solid business strategy – leading to our previously announced sixth consecutive quarter of increased distributions. We enjoyed strong performance across our portfolio of assets and increased revenues from our scalable growth projects.

“We look forward to even more revenue growth this year as projects in execution and related contracts come online and from our recent acquisition of the Ozark Gas

Transmission (OGT) and Ozark Gas Gathering (OGG) systems from Atlas Pipeline Partners, L.P. (Atlas),” continued Rizzo.

Results from Operations

Spectra Energy Partners reported operating income of $16.0 million for the first quarter 2009, compared with $15.7 million in first quarter 2008. East Tennessee Natural Gas (ETNG) reported higher firm transportation revenues of $3.1 million associated with the Greenway/Nora, Glade Spring and CNX expansion projects. These revenue increases were mostly offset by transaction costs associated with the acquisition of OGT and OGG.

Equity Investment in Gulfstream

Spectra Energy Partners recognized $6.9 million of equity earnings from its 24.5 percent interest in Gulfstream in the first quarter 2009, compared with $4.8 million in first quarter 2008. The 2009 period benefited from earnings from the Phase III and Phase IV projects which were placed into service during the third and fourth quarters of 2008, respectively. For the quarter, Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $11.9 million.

Equity Investment in Market Hub Partners (MHP)

Spectra Energy Partners recognized $9.9 million in equity earnings from its 50 percent interest in MHP in the first quarter 2009, compared with $7.8 million in first quarter 2008. The increased equity earnings for the quarter primarily reflect higher revenues from the Egan Cavern 4 expansion which was placed into final service during the second quarter of 2008. For the quarter, Spectra Energy Partners’ share of MHP’s cash available for distribution was $10.9 million.

Interest Income and Expense

Interest income was $0.1 million for the first quarter 2009, a decrease of $1.4 million compared with first quarter 2008 as a result of lower investments in qualified securities. Interest expense for the first quarter 2009 of $4.0 million represents a $1.0 million decrease compared to first quarter 2008, as a result of favorable interest rates on the revolving credit facility.

Income Tax Expense

Net income tax expense of $0.4 million was reported for the first quarter 2009, compared to $0.8 million in the first quarter 2008. The first quarter 2008 included federal income tax expense of Saltville Gas Storage prior to its acquisition by Spectra Energy Partners in the second quarter of 2008. As a master limited partnership, Spectra Energy Partners is not subject to federal income taxes.

Capital Expenditures and Equity Investments

During the quarter, Spectra Energy Partners spent $1.8 million for expansion and maintenance capital at the Gas Transportation and Storage segment and invested an additional $5.0 million at Gulfstream and $9.6 million at MHP in expansion projects.

Acquisition of Ozark Gas Transmission and Ozark Gas Gathering

On April 7, 2009, Spectra Energy Partners entered into a definitive agreement to acquire OGT and OGG from Atlas for approximately $300 million in cash. OGT is a 565-mile, Federal Energy Regulatory Commission (FERC) regulated interstate natural gas transmission pipeline system that extends from southeast Oklahoma through Arkansas into southeast Missouri. With interconnects to multiple interstate pipeline systems, including Spectra Energy Corp’s Texas Eastern Transmission system, OGT links natural gas supplies in the Fayetteville Shale and Arkoma Basin to important regional, Midwest and Northeast markets. OGG is a 365-mile, fee-based natural gas gathering system located in eastern Oklahoma and western Arkansas. The transaction closed on May 4, 2009.

Additional Information

An analyst conference call is scheduled for 9:00 a.m. CT today, May 6, 2009, to discuss Spectra Energy Partners’ first quarter results. The conference call can be accessed via the investor relations section of Spectra Energy Partners’ Web site or by dialing (888)

252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 95191922.

Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 11:30 a.m. CT, May 6, 2009, until 4:00 p.m. CT, August 5, 2009, by dialing (800) 642-1687. The international replay number is (706) 645-9291. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners’ Web site at http://www.spectraenergypartners.com.

Forward Looking Statements

This release includes “forward-looking statements” which represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available at the SEC’s website at http://www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including adjusted EBITDA and cash available for distribution, that are non-GAAP (Generally Accepted Accounting Principles) financial measures as defined under the rules of the SEC.

Spectra Energy Partners defines adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).

Spectra Energy Partners defines cash available for distribution as adjusted EBITDA plus cash available for distribution from Gulfstream and MHP and net project development costs, less net cash paid for interest expense (income), net cash paid for income taxes and maintenance capital expenditures. Cash available for distribution does not reflect changes in working capital balances.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Adjusted EBITDA and cash available for distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Spectra Energy Partners, LP is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and 42.5 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.25 Bcf of natural gas per day from growing supply areas to high demand markets. For more information, visit www.spectraenergypartners.com.

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Spectra Energy Partners, LP

Quarterly Highlights

March 2009

(Unaudited)

(In millions, except per unit amount)

	Three Months Ended March 31,
	2009	2008
STATEMENTS OF OPERATIONS
Operating revenues	$35.6	$32.5
Operating expenses	19.6	16.8

Operating income	16.0	15.7
Equity in earnings of unconsolidated affiliates	16.8	12.6
Other income and expenses, net	—	0.1
Interest income	0.1	1.5
Interest expense	4.0	5.0

Earnings before income taxes	28.9	24.9
Income tax expense	0.4	0.8

Net income	$28.5	$24.1

Adjusted EBITDA (a)	$22.7	$22.3

Cash Available for Distribution (b)	$45.4	$36.7

Weighted Average Units Outstanding
Common units	48.9	44.6
Subordinated units	21.6	21.6
General partner units	1.4	1.4

Earnings Per Limited Partner Unit	$0.39	$0.33

Declared Cash Distribution Per Limited Partner Unit	$0.37	$0.33

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures - Gas Transportation & Storage	$1.8	$4.3
Investments
Gulfstream - 24.5%	5.0	9.6
Market Hub - 50%	9.6	2.5

Total capital and investment expenditures	$16.4	$16.4

	March 31, 2009	December 31, 2008
DEBT
Total debt	$440.0	$440.0
Less: Investment grade securities	—	31.6

Net debt	$440.0	$408.4

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub and net preliminary project costs, less net cash paid for interest expense, net cash paid for income tax expense, and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

Spectra Energy Partners, LP

Adjusted EBITDA and Cash Available for Distribution

March 2009

(Unaudited)

(In millions)

Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended March 31,
	2009	2008
Net income	$28.5	$24.1
Add:
Interest expense	4.0	5.0
Income tax expense	0.4	0.8
Depreciation and amortization	6.7	6.6
Less:
Equity in earnings of Gulfstream	6.9	4.8
Equity in earnings of Market Hub	9.9	7.8
Interest income	0.1	1.5
Other income and expenses, net	—	0.1

Adjusted EBITDA	22.7	22.3
Add:
Cash Available for Distribution from Gulfstream	11.9	8.3
Cash Available for Distribution from Market Hub	10.9	8.7
Preliminary project costs, net	0.4	0.6
Less:
Cash paid for interest expense, net	0.8	1.7
Cash paid for income tax expense, net	0.4	0.4
Maintenance capital expenditures	(0.7)	1.1

Cash Available for Distribution	$45.4	$36.7

Spectra Energy Partners, LP

Gulfstream - Adjusted EBITDA and Cash Available for Distribution

March 2009

(Unaudited)

(In millions)

Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended March 31,
	2009	2008
Net income	$28.0	$18.9
Add:
Interest expense	12.2	11.5
Depreciation and amortization	8.5	7.4
Less:
Other income and expenses, net	0.1	3.5

Adjusted EBITDA - 100%	48.6	34.3
Add:
Preliminary project costs, net	0.1	0.2
Less:
Cash paid for interest expense, net	—	—
Maintenance capital expenditures	0.2	0.5

Cash Available for Distribution - 100%	$48.5	$34.0

Adjusted EBITDA - 24.5%	$11.9	$8.4

Cash Available for Distribution - 24.5%	$11.9	$8.3

Spectra Energy Partners, LP

Market Hub - Adjusted EBITDA and Cash Available for Distribution

March 2009

(Unaudited)

(In millions)

Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended March 31,
	2009	2008
Net income	$19.9	$15.7
Add:
Interest expense	0.1	0.4
Income tax expense	0.1	—
Depreciation and amortization	2.8	2.6
Less:
Interest income	0.1	1.0
Other income and expenses, net	—	—

Adjusted EBITDA - 100%	22.8	17.7
Less:
Cash paid for interest expense, net	—	—
Cash paid for income tax expense, net	—	—
Maintenance capital expenditures	1.0	0.3

Cash Available for Distribution - 100%	$21.8	$17.4

Adjusted EBITDA - 50%	$11.4	$8.9

Cash Available for Distribution - 50%	$10.9	$8.7